Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669

+1 415 773 5700

orrick.com
January 26, 2018
F +1 415 773 5759

TheStreet, Inc.
14 Wall Street
New York, New York 10005

Re:	TheStreet, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933 (the “Securities Act”), by the selling stockholders named in the Registration Statement of up to 13,136,363 of common stock, par value $0.01 per share (the “Common Stock”) of TheStreet, Inc., a Delaware corporation (the “Company”), which includes 6,000,000 shares of Common Stock issued to TCV VI, L.P. (“TCV VI, L.P”) and TCV Member Fund, L.P. (“TCV Member Fund, L.P.”, together with TCV VI, L.P., the “TCV Holders”) pursuant to an Exchange Agreement entered into on November 10, 2017, and 7,136,363 shares of Common Stock issued to 180 Degree Capital Corp. (“180 Degree Capital”) and TheStreet SPV Series, a limited liability company series of 180 Degree Capital Management, LLC (“SPV Series”, together with 180 Degree Capital, the “Investors”), pursuant to a Securities Purchase Agreement entered into on November 10, 2017. The TCV Holders together with the Investors are referred to herein as the “Selling Stockholders.” The shares of Common Stock to be sold by the Selling Stockholders are referred to herein as the “Selling Stockholder Shares.”

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

January 26, 2018

Based on and subject to the foregoing, we are of opinion that the Selling Stockholder Shares have been duly authorized, validly issued, and are fully paid and nonassessable.

We express no opinion as to laws other than the laws of the State of Delaware with respect to the opinion set forth above, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP